Exhibit 21.1

SOUTHERN COPPER CORPORATION

Subsidiaries

(More than 50% ownership)

		Percentage of voting
		Securities owned or
Name of Company		other bases of control
PARENT:	Americas Mining Corporation (Delaware)
Registrant:	Southern Copper Corporation (Delaware)
	Americas Sales Company, Inc.(Delaware)	100.00
	Minera Mexico, S.A. de C.V. (Mexico)	99.96
	Buenavista del Cobre, S.A de C.V. (Mexico)	100.00
	Mexicana de Cobre, S.A. de C.V. (Mexico)	98.20
	Operadora de Minas e Instalaciones Mineras, S.A. de C.V.(Mexico)	100.00
	Metalurgica de Cobre, S.A. de C.V. (Mexico)	100.00

Not included in this listing are subsidiaries, which would not constitute a significant subsidiary.